Exhibit 4.8
                                    AMENDMENT

        This Amendment made and entered into as of January 5, 1996, by and between Superior Services, Inc. (the "Company"), Summit Ventures III, L.P. and Summit Investors II, L.P. (collectively referred to as the "Preferred Stockholders").

                                    RECITALS

        WHEREAS, the Company and the Preferred Stockholders previously entered into the Series A Convertible Preferred Stock Purchase Agreement dated as of February 24, 1993 (the "Stock Purchase Agreement"); and

        WHEREAS, the parties desire to amend the Stock Purchase Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

        1. Conversion of Pre-Emptive Options. Section 5.6 of the Stock Purchase Agreement is amended by deleting such Section in its entirety and substituting the following in its place:

             "5.6 Option to Purchase Common Stock. The Company hereby grants to the Purchasers the right to purchase, at a price of $3.85 per share, three hundred twenty-five thousand (325,000) shares of Common Stock (the number of option shares and the price per share reflect the 20 for 1 stock split authorized by the Company on September 16, 1993). Such right shall be exercisable by the Purchaser in proportion to the number of Purchased Shares purchased by each of them. The option granted under this Section 5.6 may be exercised in whole or in part on or before March 31, 1998, by written notice to the Company specifying the number of shares of Common Stock to be purchased and accompanied by a certified check or certified check for the purchase price."

        2. Continued Effect of Stock Purchase Agreement. Except as set forth in this Amendment, the terms of the Stock Purchase Agreement shall continue unmodified and in full force and effect.

        3. Defined Terms. Unless otherwise specifically defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Stock Purchase Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                 Superior Services, Inc.

                                 By:/s/ Peter J. Ruud
                                      Peter J. Ruud, Vice-President

                                 Summit Investors II, L.P.

                                 By:/s/ Stephen Woodsum
                                      Authorized Signatory

                                 Summit Ventures III, L.P.

                                 By: Summit Partners III, L.P., its general
                                 partner

                                 By: Stamps, Woodsum & Co. III, its general
                                 partner

                                 By:/s/ Stephen Woodsum
                                      General Partner